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                                                                   Exhibit 3(b)
                              PEOPLES ENERGY CORPORATION

                     CONSIDER AMENDMENT TO BY-LAWS OF THE COMPANY

After discussion, on motion duly made and seconded, the following resolution was unanimously adopted:

                   RESOLVED, That this Board of Directors hereby approves amendment to the Company's By-Laws, such amendment to be effective August 7, 1996 by replacing Section 7.1 of Article VII of the By-Laws in its entirety with the following:

                   SECTION 7.1. CONTRACTS AND OTHER INSTRUMENTS. All contracts or obligations of the Company shall be in writing and shall be signed either by the Chairman of the Board, the President, or any Vice President and, unless the Board shall otherwise determine and direct, the seal of the Company shall be attached thereto, duly attested by the Secretary or an Assistant Secretary, except contracts entered into in the ordinary course of business where the amount involved is less than Five Hundred Thousand Dollars ($500,000), and except contracts for the employment of servants or agents, which contracts so excepted may be entered into by the Chairman of the Board, the President, any Vice President, or by such officers or agents as the Chairman of the Board or the President may designate and authorize. Unless the Board shall otherwise determine and direct, all checks or drafts and all promissory notes shall be signed by two officers of the Company. When prescribed by the Board, bonds, promissory notes, and other obligations of the Company may bear the facsimile signature of the officer who is authorized to sign such instruments and, likewise, may bear the facsimile signature of the Secretary or an Assistant Secretary.



                                            /s/  E. P. Cassidy
                                            ----------------------
                                                 Secretary